UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2012

ZYTO CORP

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54170 (Commission File Number)	20-5534033 (IRS Employer Identification Number)

387 South 520 West, Suite 200 Lindon, UT 84042

801-224-7199 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Items.

On January 23, 2012, ZYTO Corp (the “Company”) announced that it had received notice and confirmation from the United States Patent and Trademark Office (“USPTO”) stating that the Company’s patent application for “Methods and Devices for Analyzing and Comparing Physiological Parameter Measurements” (the “Patent”) was issued on January 17, 2012, and given Patent No. 8,099,159.

The Patent covers the methods and devices that are capable of measuring physiological parameters of at least two contact points and determining whether the measured parameters reflect favorable or unfavorable physiological responses are disclosed herein. As noted in the application for the Patent filed with the USPTO, the invention encompasses a method that can non-invasively monitor physiological parameters of at least two contact points before and after a stimulus is applied to a subject and compare the measured parameters to determine whether the physiological state of the subject is favorable or unfavorable.

The Company uses the patented method of measuring the skin’s galvanic response to stimuli to provide information to healthcare professionals about an individual’s health and healthcare options.

Dr. Vaughn R Cook is listed as the inventor, and Dr. Cook has assigned the Patent to the Company.

The grant of the Patent follows the notification received from the US Food and Drug Administration (the “FDA”) in August 2011, that the Company’s Premarket Notification (the “Notification”), submitted pursuant to Section 510(k) of the U.S. Food, Drug and Cosmetic Act (the “Act”) had been approved.  The Company filed the Notification in May of 2011, and on August 30, 2011, the FDA issued its determination that the Hand Cradle was substantially equivalent to other Galvanic skin response measurement devices.

Item 7.01.       Regulation FD Disclosure.

On January 23, 2012, the Company issued a press release announcing the grant of the Patent by the USPTO.  The press release is attached hereto as Exhibit 99.1 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the information in this section of this Report shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.

Item 9.01        Financial Statements and Exhibits

(d)	Exhibits.

	99.1	Press Release dated January 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ZYTO Corp

Date: January 23, 2012	By: /s/ Vaughn R Cook
Name: Vaughn R Cook
Title: Chief Executive Officer